FOR IMMEDIATE RELEASE
---------------------
- DECEMBER 14, 1998 -


Contact:  John M. Flanagan, Jr.,
          Sr. Vice President and
          Chief Financial Officer
Four Landmark Square, Suite 302
Stamford, CT 06901
Telephone:  (203) 323-1100
Facsimile:  (203) 325-3110


                      SCOTT CABLE COMMUNICATIONS, INC.

On December 11, 1998, the U.S. Bankruptcy Court in Bridgeport, Connecticut issued a decision denying confirmation of the Prepackaged Liquidating Chapter 11 Plan (the "Plan") that Scott Cable Communications, Inc. (the "Company") filed on October 1, 1998. That Plan provides for the sale of substantially all of the Company's assets to InterLink Communications Company, LLLC ("InterLink") of Denver, Colorado for a sale price of $165,000,000, subject to closing adjustments. In denying confirmation of the Plan, the Court sustained objections thereto filed by the Internal Revenue Service ("IRS"), including the IRS's contention that the Plan improperly fails to provide for the payment of capital gains taxes to the IRS.

Under the terms of the Company's sale agreement with InterLink, confirmation of the Plan is a necessary precondition to the closing of the Company's sale of its assets to InterLink. In view of the Court's denial of confirmation, it appears unlikely that the Company will be able to close on that sale to InterLink prior to December 30, 1998. Under the terms of the sale agreement, InterLink can elect to terminate the sale agreement at any date after December 11, 1998 on account of the nonconfirmation of the Plan. If InterLink waits until December 30, 1998 to terminate the sale agreement, InterLink would thereby become entitled to the future payment by the Company of liquidated damages in the amount of $2,625,000.

The Company intends to seek a rehearing before the Court, and also to seek the Court's approval for the Company's consummation of the sale of its assets to InterLink without Court approval of the Company's Chapter 11 plan of reorganization.


                    -------------------------------------